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                                                                    EXHIBIT 23.1
                                                             CONSENT OF KPMG LLP

Board of Directors and Stockholders
Enterprise Software, Inc.:

We consent to incorporation by reference in the registration statements, No. 333-24513 on Form S-3, No. 333-71787 on Form S-8 of Enterprise Software, Inc. of our report dated May 21, 1999 except for note 18 which is as of June 28, 1999, relating to the consolidated balance sheet of Enterprise Software, Inc. and subsidiaries as of March 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended which report appears in the March 31, 1999, annual report on Form 10-KSB of Enterprise Software, Inc.


Detroit, Michigan
July 2, 1999